Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of McCormick & Company, Incorporated for the registration of $500,000,000 of debt securities and to the incorporation by reference therein of our reports dated January 25, 2005, with respect to the consolidated financial statements McCormick & Company, Incorporated and subsidiaries, management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, incorporated by reference in its Annual Report (Form 10-K) for the year ended November 30, 2004, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                        /s/ Ernst & Young LLP

Baltimore, Maryland
January 25, 2005